Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into between:

(1)	VASCO Data Security International GmbH, a Swiss limited liability company, with business address at Balsberg, Balz-Zimmermannstrasse 7, 8152 Glattbrugg, Switzerland (the “Company”)

and

(2)	T. Kendall Hunt, of Andermatt in the Canton of Uri, Switzerland (the “Employee”)

(Company and Employee together hereinafter the “Parties”, each of them the “Party”)

The Company is a wholly owned subsidiary of VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, IL 60181, USA (the parent company and all of its subsidiaries hereinafter the “VASCO Group”).

THE PARTIES HEREBY AGREE as follows:

EMPLOYMENT

1.	Employment

The Company hereby agrees to employ the Employee and the Employee hereby accepts employment as Managing Director subject to the terms and conditions specified in this Employment Agreement (the “Agreement”). The Employee will directly report to the sole shareholder of the Company.

2.	Commencement Date

This Agreement shall commence on September 24, 2016 (the “Commencement Date”) and stay in force until it is terminated.

3.	Tasks and responsibilities

The Employee’s initial tasks and responsibilities are set forth in Annex 1 attached hereto. The Employee’s tasks and responsibilities may, from time to time, in the sole discretion of the Company be expanded to include other assignments or responsibilities, or reduced by the Company, or otherwise changed by the Company, to support the Company’s overall business objectives, however they must remain consistent with an executive level position.

The Employee agrees to perform his obligations in accordance with the rules and regulations of the Company, including, but not limited to the Company’s Code of Conduct and Ethics as included in clause 15 below, and the instructions given by the Company. The Employee agrees to comply at all times with any and all laws that may be either applicable to his employment or applicable to acts performed hereunder on behalf of the Company.

4.	Place of work

The Employee will be working at his home office in Andermatt in the Canton of Uri with occasional visits to the business address of the Company as dictated by business needs. The Parties understand that the position of the Employee will include travel activities as needed to perform the duties of the position.

5.	Working hours

The standard working hours of the Company are from 08:00 to 17:00. Due to the nature of the position of the Employee, the hours of work may vary but are expected to be approximately 40 hours per week.

REMUNERATION

6.	Base salary

The Employee shall receive an annual gross base salary of CHF —180,000. The base salary will accrue from day to day and be paid monthly in arrears. The base salary includes compensation for any kind of overtime work.

7.	Bonus payment

In addition to the fixed regular base salary in accordance with clause 6 above, the Employee shall be eligible to earn a bonus upon fulfilment of the objectives and targets set forth by the Company, subject to and in accordance with the terms and conditions, and in the amounts, established by the Company in its sole discretion. Bonus payments shall not be deemed as part of the Employee’s regular compensation. Bonus payments, if earned, will be paid annually in arrears upon discretion of the Company.

8.	Deductions

The salary and bonus payments noted in clauses 6 and 7 above are gross payments. The Company may make deductions or withholdings as required by applicable law, or as may be or has been agreed to in writing by the Employee.

OTHER BENEFITS

9.	Business expenses

The Company shall pay or reimburse Employee in accordance with the Company’s policy, which may change from time to time at the Company’s sole discretion, for all expenses reasonably incurred by Employee during the period of employment in connection with the performance of Employee’s duties under this Agreement, including, without limitation, travel, entertainment and automobile expenses. As the Company may reasonably request, Employee shall provide to the Company documentation or supporting information relating to the expenses for which Employee seeks reimbursement.

10.	Work items

The Company undertakes to put at the Employee’s disposal for the period of his employment the work items specified in Annex 2 attached hereto. It is understood and agreed that such work items, as well as any other property of the Company that may be issued to the Employee, will be used only for business purposes and will remain the property of the Company at all times. The Company will be responsible for any failure or malfunction of the work items that result from normal wear and tear that comes from ordinary use of the work items. The Employee agrees to exercise proper care of the work items and further agrees to be responsible for any loss or damage to the work items that results from the Employee’s abuse, negligence or wilful misconduct related to the work items.

11.	Paid vacation

The Employee is entitled to earn 20 days working days’ (four weeks) vacation for each full year of employment with the Company. The vacation days earned will be prorated for any period worked that is less than a full year. Vacation days may be taken when approved in advance by the Company. The Company may withhold approval in its sole discretion based on the needs of the business. All earned and accrued vacation days shall be taken no later than the year following the year in which they are earned. The Employee agrees to reimburse the Company for any days taken that were not earned.

12.	Unplanned Absence and Sick-leave

The Employee agrees to notify the human resources department of the Company as soon as practicable if he is unable to work for any reason. Notification should include information as to the reason for absence.

If the absence is due to illness, and such absence exceeds two working days, the Employee agrees to provide a doctor’s certificate validating the medical need to be absent from work. The Company may ask for a medical certificate as from the first day of absence. The Employee further agrees that he will use his best efforts to keep the Company informed as to the date he expects to return to work and, if requested, will submit himself to examination by a medical practitioner nominated by the Company. The Employee shall release his doctors as well as the medical practitioner appointed by the Company from their secrecy obligation to the extent required for the Company to assess its rights and obligations. If Employee declines to do any of the above, his salary may be withheld and Employee may be subject to termination.

The Employee understands and agrees that unauthorized absenteeism may result in an immediate termination for cause according to clause 21 below.

OTHER CONDITIONS

13.	Loyalty

During working hours, the Employee agrees to devote all of his time, attention and best efforts exclusively to the Company in furtherance of the Company’s interests. The Employee shall faithfully and diligently perform the duties and responsibilities assigned to him.

14.	Code of Conduct and Ethics

Employee acknowledges that the Company requires the commitment of its people to maintain the highest level of integrity and ethics. Accordingly, The Company has established a Code of Conduct and Ethics (the “Code”), which may be modified from time to time at the Company’s sole discretion, in order that all employees are all clear as to what is required of each one of them. The Employee agrees that he will read the Code and, when requested by the Company, certify his/her compliance at all times with all of its terms. Employee further acknowledges that a violation of any of any of the provisions of the Code may be grounds for termination for cause under clause 21 below.

15.	Confidentiality

The Employee agrees that he will neither during the term of employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, use for his own benefit or for the benefit of others or reveal, divulge, or in any way make known to any other person, firm, or corporation directly or indirectly, any technology, inventions, trade or commercial secrets or any other confidential information relating or belonging to the Company or the VASCO Group (the “Confidential Information”). The Confidential Information includes, inter alia, insider information relating to particular securities or to a particular issuer that has not been made public, and if made public, would be likely to have a significant effect on the price of any security, as well as information relating to clients or customers, client or customer lists or requirements, market information, business plans, financial information and plans, trading models, market access information, research activities, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, any document marked “confidential”, or any information which the Employee has been told or reasonably should know being confidential, or any information which has been given in confidence by customers, suppliers, or other persons whether the same shall or may have been originated, discovered or invented by Employee or otherwise. The most perfect secrecy in connection with the Confidential Information, in particular with any part of VASCO Group’s technology or trade is of the essence of this Agreement.

After the Agreement has ended, the Employee agrees to continue to preserve and not use the Confidential Information, but (for the sake of clarity) the Company agrees that the Employee will not be prevented from using his own business skills and experience in another employment.

16.	Inventions

The Employee agrees to promptly assign to the Company any design, invention and improvement in connection with the products and services or which could be relevant to the business of the Company and/or the VASCO Group, which the Employee, by himself or with others, is working towards, makes or discovers, whether or not during the course of his employment (the “Inventions”). All rights relating to the Inventions, including, inter alia, any copyrights or patents as well as any rights in computer programs shall vest or be automatically transferred to the Company. The Employee will supply all documents and information in his possession or control, to enable the Company to exploit the same to the Company’s best advantage. To the extent Inventions may not automatically be transferred by the applicable law, the Company has the right to acquire the Inventions. The remuneration to be paid under this Agreement entirely compensates the Employee for the transfer of any rights under this clause 16.

The Employee shall at the request and cost of the Company, notwithstanding termination of the Agreement, sign and execute all such documents and do all such acts as the Company may reasonably require (i) to apply and obtain in the sole name of the Company, unless directed otherwise by the Company, patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same, (ii) to resist any objection or opposition to obtaining and any petitions or applications for revocations of, any such patent, registered design or other protection, (iii) to bring any proceedings for infringement of any such patent, registered design or other protection, and (iv) otherwise to give effect to the assignments, waivers and licenses.

Inventions made within one year following the termination of the Agreement shall be deemed to belong to the Company under this clause 16 unless proved by the Employee to have been first conceived and made following such termination.

17.	Non-Competition

The Employee hereby agrees that, during his employment and, if his employment is terminated, for a period of two years from the term thereof, he will not, directly or indirectly and in any way, contact, interfere with, solicit other than on behalf of the Company, or attempt to entice away from the Company or the VASCO Group (i) any client or customer, (ii) any contract, agreement or arrangement that the Company or the VASCO Group is actively negotiating with any other party, and (iii) any prospective business opportunity that the Company or the VASCO Group has identified.

18.	Penalty

In the event of Employee’s actual or threatened breach of the provisions of the clauses 15 through 17 above, the Company shall be entitled to an injunction restraining the Employee from any of the foregoing. Furthermore, the Employee agrees that the sum equivalent to the remuneration received by the Employee from the Company and the VASCO Group during the last six months of his employment shall be due to the Company as contractual penalty upon each violation of a duty or obligation under the clauses 15 through 17 above. Payment of the contractual penalty shall not release the Employee from complying with his obligations under the clauses 15 through 17 above. However, nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages exceeding the amount of the contractual penalty from the Employee.

19.	Reasonableness of restrictions

The Employee acknowledges that, during the term of the Agreement, the Company will provide and the Employee will have access to and come into contact with Confidential Information, such as trade secrets of the Company and the VASCO Group, and will obtain knowledge of and influence over its customers and employees. The Employee therefore agrees that the restrictions contained in clauses 15 through 17 above are reasonable and necessary to protect the legitimate business interests of the Company both during and after the termination of the Agreement.

TERMINATION

20.	Ordinary termination

Either Party may terminate this Agreement without cause at any time, by giving three (3) months prior written notice to the other Party with effect to the end of a calendar day. . The Company has at any time the right to relieve the Employee from his obligation to work at full pay, provided however that any income that the Employee receives from any activity during such release period shall be deducted. The Employee shall compensate any vacations during such release period and shall not engage in any competing activity.

21.	Immediate termination

The Company may, at any time, terminate this Agreement with immediate effect for cause. For the purpose of this Agreement, “Cause” shall mean:

(a)	Employee materially breaches Employee’s obligations under this Agreement, the Code of Conduct or an established policy of the Company; (Annex 3)

(b)	Employee engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud, or wilful misconduct in connection with his job duties, or engages in unethical or immoral conduct that, in the reasonable judgement of the Company, could injure the integrity, character or reputation of the Company;

(c)	Use or disclosure by Employee of confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company (including, without limitation, entering into any transaction or contractual relationship causing diversion of business opportunity from the Company (other than with the prior written consent of the Company’s shareholder));

(d)	Employee fails or refuses to perform, or habitually neglects Employee’s material duties and responsibilities hereunder and continues such failure, refusal or neglect after having been given written notice by the Company that specified what duties Employee failed to perform and an opportunity to cure of thirty (30) days; or

(e)	Employee fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies the Employee’s failure to cooperate and an opportunity to cure of ten (10) days.

If the Employee’s employment is terminated by the Company for Cause pursuant to this paragraph, the date on which Notice of Termination is given shall be the date of termination. The Company will pay to the Employee all compensation owing through the date of termination; however, in no event will any bonus be paid to an Employee terminated for Cause. Employee is bound by the Non-Compete terms contained in this Agreement for the period of time set forth in Clause 17.

22.	Return of work items

Upon termination of this Agreement for any reason, the Employee shall return to the Company all property, work items, files and any company documents (and all copies thereof) concerning the business of the Company and the VASCO Group in his possession or open to his access, as well as documents incorporating Confidential Information, including all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, regardless whether or not the same are originally furnished by the Company or the VASCO Group. Any retention right is excluded.

MISCELLANEOUS

23.	Data protection

The Employee consents that the Company and the VASCO Group may store, transfer, change and delete all personal data in connection with this Agreement within the jurisdiction the work is performed as well as within all jurisdictions the Company or the VASCO Group are located, in particular, within USA and Switzerland.

24.	Employee’s warranty

The Employee represents and warrants that he is not prevented by any other agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly conflicts, is inconsistent with, or restricts or prohibits him from fully performing the duties of this Agreement. The Employee also represents and warrants that he will not bring any information in any form to the Company, which would be considered proprietary in nature to any competitor of the Company, without the competitor’s prior written consent.

25.	Notices

All notices required to be given under this Agreement or which any of the Parties may desire to give hereunder shall be in writing and delivered personally or sent by fax, e-mail, first-class letter post to the address referred to on the first page of this Agreement, or, as the case may be, to another address of the recipient Party which has been notified in writing. Notices sent by first-class letter post shall be deemed to have been served on the first working day following posting. Notices sent by fax shall be deemed to have been served on the following day, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the correct number and that all pages were successfully transmitted.

26.	Assignment

The Employee agrees and understands that the Company may, without the Employee’s consent, fully and freely transfer all of its rights and obligations herein to any company of the VASCO Group. It is understood that, as soon as the VASCO Group has set up a branch or a company within the jurisdiction of the place of work, this Agreement will be transferred to such branch or company, with recognition of the Employee’s accrued seniority and at the same terms and conditions.

27.	Severability

The various provisions of this Agreement are severable, and if any provision or identifiable part thereof is held to be invalid or unenforceable by any court of the competent jurisdiction, then such invalidity or unenforceability shall not affect the validity of enforceability of the remaining provisions or identifiable parts in this Agreement. The invalid or unenforceable provision shall be replaced by such valid and enforceable provision that best reflects the Parties’ intent and the economic effects of the invalid or unenforceable provision.

28.	Previous agreements

This Agreement supersedes and replaces all previous agreements and arrangements, if any, between the Employee and the VASCO Group. All such agreements and arrangements are deemed terminated by mutual consent with effect from the Commencement Date.

29.	Local pay-roll agent

The Company can appoint a third company (not necessarily being a company of the VASCO Group) as payroll agent which payroll agent will manage the administrative processes related to any social insurance and tax withholdings obligations regarding this Agreement and the payment of the remuneration and bonus payments to the Employee.

30.	Applicable law and Jurisdiction

This Agreement is governed by and construed in accordance with the laws of Switzerland.

Any disputes arising out of or in connection with this Agreement shall be settled exclusively by the competent courts at the ordinary place of work or the registered seat or domicile of the defendant.

31.	Complete Understanding

This offer contains the entire understanding of the Parties. It may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

32.	Counterparts

This offer may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Employee declares that he has read, understood and that he accepts all the terms, conditions, and clauses included in this Agreement as well as in its Annexes, the latter being the following:

Annex 1:     Responsibilities and duties (Job Description)

Annex 2:     Work Items

Annex 3:     Company’s Code of Conduct and Ethics Certification Form

VASCO Data Security International GmbH

Date:	August 2, 2016

Signature: /s/ Mark S. Hoyt
Name:	Mark S. Hoyt
Title:	Managing Officer

The Employee

Date:	August 2, 2016

Signature: /s/ T. Kendall Hunt
Name:	T. Kendall Hunt

ANNEX 1

RESPONSIBILITIES AND DUTIES

MANAGING DIRECTOR

•	GENERAL OVERSIGHT OF COMPANY

•	CHIEF EXECUTIVE OFFICER GUIDANCE TO THE OPERATION OF THE COMPANY

•	GUIDANCE OF SUPERVISION OF THE SENIOR MANAGEMENT OF THE COMPANY

•	REPRESENTATION OF THE REPUTATION OF THE COMPANY IN SWITZERLAND

ANNEX 2

•	Notebook Computer

•	Keys or key card

•	Other items as mutually agreed

ANNEX 3

Certification Form

VASCO DATA SECURITY INTERNATIONAL, INC. (the “Company”) CODE OF CONDUCT AND ETHICS

As applicable to my work responsibilities:

1. I will comply, both in letter and spirit with the laws, rules and regulations in the countries in which I conduct business on behalf of the Company.

2. I will deal honestly and ethically with the Company and on the Company’s behalf in all matters.

3. I will treat people fairly and will not discriminate or harass others that I work with or retaliate against others that may report violations of this Code of Conduct and Ethics.

4. I will not use, distribute, sell or possess illegal drugs or other controlled substances and will report to work drug and alcohol free.

5. I will avoid actual or apparent conflicts with the Company’s interests.

6. I will comply with the Company’s standards, policies, and procedures regarding gifts, meals and entertainment.

7. I will protect the Company’s assets and promote their efficient and legitimate business use.

8. I will protect both the Company’s confidential information and the confidential information of customers and others, which I receive in the course of conducting the Company’s business.

9. I will treat the Company’s customers with respect and courtesy.

10. I will cooperate fully with the Company’s accounting department and auditors to help ensure the accuracy, completeness and integrity of the Company’s books and records.

11. I will not misstate any material fact or omit to state a material fact that is necessary to ensure that the financial statements, reports and documents filed by the Company with all regulatory agencies including, but not limited to the United States Securities and Exchange Commission, are complete, fair, accurate, timely and understandable.

12. I will not participate in any way in unethical or illegal receipts or payments of Company funds or the maintenance of any unrecorded cash or non-cash funds for the purpose of any such receipts or payments.

13. I will promptly report any request for payment (direct or indirect through any intermediary) for or to any public official or family member of any public official, foreign or domestic, in order to obtain or retain any business for the Company.

14. I will not trade in the Company’s securities if I am in possession of material “insider” information.

15. I will not trade in the Company’s securities during the period that begins two weeks prior to the end of a calendar quarter and ends after two full business days have passed after the release of earnings for that calendar quarter.

16. I will not use the Company’s funds, assets, materials or services to support a particular candidate for political office or political party.

I certify that I have received, read, and understood the Company’s Code of Conduct and Ethics. I further certify that during my employment with the Company that I have abided by, and will continue to abide by, the Company’s Code of Conduct and Ethics.

/s/ T. Kendall Hunt	August 2, 2016
Signature & Date

T. Kendall Hunt
Printed Name